Exhibit 21.1

ASPEN TECHNOLOGY, INC.
List of Subsidiaries as of June 30, 2018

State or Country
	Name of Subsidiary	of Incorporation
1	Apex Optimisation Technologies B.V.	Netherlands
2	Apex Optimisation UK Ltd.	United Kingdom
3	Apex Optimisation Ltd.	United Kingdom
4	Apex Optimisation Inc.	Delaware
5	Apex Optimisation SRO	Czech Republic
6	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
7	Aspen Tech India Private Ltd.	India
8	Aspen Technology (Asia), Inc.	Delaware
9	Aspen Technology Australia Pty. Ltd.	Australia
10	Aspen Technology International, Inc.	Delaware
11	Aspen Technology LLC	Russia
12	Aspen Technology S.A.S.	Colombia
13	Aspen Technology S.L.	Spain
14	Aspen Technology Services Corporation	Delaware
15	AspenTech (Beijing) Ltd.	PRC
16	AspenTech (Shanghai) Ltd.	PRC
17	AspenTech (Thailand) Ltd.	Thailand
18	AspenTech Africa (Pty.) Ltd.	South Africa
19	AspenTech Argentina S.R.L.	Argentina
20	AspenTech Canada Corporation	Canada
21	AspenTech Canada Holdings, LLC	Delaware
22	AspenTech Europe B.V.	Netherlands
23	AspenTech Europe, S.A./N.V.	Belgium
24	AspenTech Holding Corporation	Delaware
25	AspenTech Japan Co. Ltd.	Japan
26	AspenTech Ltd.	United Kingdom
27	AspenTech Pte. Ltd.	Singapore
28	AspenTech S.r.l.	Italy
29	AspenTech Software Brasil Ltda.	Brazil
30	AspenTech Software Corporation	Delaware
31	AspenTech Solutions Sdn. Bhd.	Malaysia
32	AspenTech Venezuela, C.A.	Venezuela
33	Hyprotech UK Ltd.	United Kingdom
34	Mtelligence Corporation	Delaware
35	The Fidelis Group, LLC	Texas